JPMorgan Chase Announces Internal Restructuring Transactions and Guarantees Related to Bear Stearns Acquisition

New York, June 30, 2008 – JPMorgan Chase & Co. (NYSE: JPM) announced today that it intends to take several steps over the next several weeks related to the integration of the businesses of The Bear Stearns Companies Inc. that will result in the assumption of Bear Stearns’ preferred stock and debt securities by JPMorgan Chase and the termination of Bear Stearns’ reporting obligations under the Securities Exchange Act of 1934.

As previously announced, JPMorgan Chase expects to complete on July 15, 2008 an internal merger transaction, as a result of which each series of outstanding preferred stock of Bear Stearns will be automatically converted into a series of JPMorgan Chase preferred stock having substantially identical terms. Following the completion of this transaction, depositary shares, each representing a one-fourth interest in a share of Bear Stearns preferred stock, will continue to trade on the New York Stock Exchange, but will instead represent a one-fourth interest in a share of JPMorgan Chase preferred stock and will trade under a new symbol and CUSIP number.

Following completion of this transaction, Bear Stearns plans to transfer its broker-dealer subsidiary Bear, Stearns & Co. Inc. to JPMorgan Chase, resulting in a transfer of substantially all of Bear Stearns’ assets to JPMorgan Chase. In connection with such transfer, JPMorgan Chase will assume (1) all of Bear Stearns’ then-outstanding registered U.S. debt securities; (2) Bear Stearns’ obligations relating to trust preferred securities; (3) Bear Stearns’ then-outstanding foreign debt securities; and (4) Bear Stearns’ guarantees of then-outstanding foreign debt securities issued by subsidiaries of Bear Stearns, in each case, in accordance with the agreements and indentures governing these securities.

Pending completion of the above transactions, effective June 30, 2008, JPMorgan Chase has fully and unconditionally guaranteed each series of outstanding preferred stock of Bear Stearns, as well as all of Bear Stearns’ outstanding registered U.S. debt securities and obligations relating to trust preferred securities. As a result of these guarantees, Bear Stearns will cease to separately file current and periodic reports with the Securities and Exchange Commission under the Exchange Act.

About JPMorgan Chase

JPMorgan Chase & Co. (NYSE: JPM), is a leading global financial services firm with assets of $1.6 trillion, as of March 31, 2008, and operations in more than 60 countries. The firm is a leader in investment banking, financial services for consumers, small business and commercial banking, financial transaction processing, asset management, and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its JPMorgan and Chase brands. Information about the firm is available at www.jpmorganchase.com.